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                                                                   EXHIBIT 10.54

                           Stock Purchase Agreement

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated December 29, 2000, is entered into by and among Advanced Nutraceuticals, Inc., a Texas corporation ("ANI"), Everest International, L.L.C., a limited liability company organized under the laws of Kansas ("Everest") and Nutrition For Life International, Inc., a Texas corporation ("NFLI"). Each of ANI, Everest and NFLI is sometimes referred to as a "Party" and may be collectively referred to as the "Parties."

                                R E C I T A L S
                                = = = = = = = =

     A. ANI is the owner of all of the issued and outstanding shares of common stock of NFLI (the "Shares").

     B. Everest desires to acquire the Shares of NFLI from ANI, and ANI desires to sell the Shares to Everest, upon the terms and subject to the conditions hereinafter set forth.

                            Statement of Agreement
                            ----------------------

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, and intending to be legally bound hereby, the Parties agree as follows:

     Unless otherwise defined, all capitalized terms used herein shall have the same meanings as are ascribed to such terms in Section 12.13, hereinbelow.

     1. THE SALE

          1.1 The Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance on the mutual representations, warranties and covenants contained herein, at the Closing, ANI will sell, assign, transfer and deliver to Everest, and Everest will purchase and acquire from ANI, all of the Shares, free and clear of all Encumbrances, and in the proper form for transfer.

          1.2  Purchase Price.

               (a) The aggregate purchase price to be paid by Everest shall be $10,000,000, plus an Earnout Payment based upon NFLI's operations in Japan (the "Purchase Price"). The Purchase Price is subject to adjustment as set forth in
Section 1.4. The Purchase Price shall be payable as follows:

               (i) $5,000,000 minus the amount of Escrowed Funds received by ANI from the escrow account (as described in Section 1.3) shall be paid at the Closing by wire transfer or other immediately available funds to ANI;

               (ii) A promissory note (the "Promissory Note") shall be delivered at the Closing executed by NFLI in the principal amount of $5,000,000, bearing
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interest at the rate of prime plus one half of one percent (.5%) per annum with interest only payable at the end of the calendar quarter in which the Closing occurs and thereafter with principle and interest being payable at the end of each succeeding quarter based upon a ten-year amortization, with a maturity date of three (3) years after the Closing Date, substantially in the form provided as
Exhibit 1.2(a)(ii), said Promissory Note to be subordinated in payment to the senior secured lender of NFLI, secured by all or substantially all of the assets of NFLI and to otherwise be without recourse to any other Person other than NFLI or its successors as assigns; and

               (iii) Any amounts due pursuant to the Earnout Agreement shall be paid within sixty (60) days after each of the four (4) twelve-month periods following the Closing Date as provided in the Earnout Agreement.

               (b) In connection with the purchase and sale of the Shares, a portion of the debt of NFLI to GECC (which is a joint obligation with ANI and other Persons) will be assumed (with GECC's consent) or paid by Everest on the Closing Date; provided, that such debt shall be limited to the sum of (i) term debt of $238,000 and (ii) the revolving line of credit portion of the debt to GECC which is attributable to advances made by GECC in respect of eligible inventory of NFLI, which portion as of the date of this Agreement is $813,986.13. The Parties acknowledge that NFLI is entitled in the Ordinary Course of Business and in accordance with the terms and conditions of the loan documents to increase the principal balance of the revolving line of credit prior to Closing in order to pay accounts payable or other liabilities.

               (c) In the event NFLI's Adjusted Working Capital at the Closing Date is $1,000,000 or greater, ANI and Everest will enter into an Indemnity Escrow Agreement in form mutually satisfactory to the Parties (the "Indemnity Escrow Agreement") at Closing and ANI will deposit the sum of $250,000 into an escrow account in accordance with the provisions of the Indemnity Escrow Agreement.

          1.3  Purchase Price Escrow Agreement. Attached to this Agreement as
Exhibit 1.3 is the form of Purchase Price Escrow Agreement among Everest, ANI and an escrow agent (the "Purchase Price Escrow Agreement"), which provides for the deposit by Everest on the date of the signing of this Agreement of $250,000, and an additional deposit of $100,000 by Everest if the sale of the Shares has not been consummated within sixty (60) days of the date of this Agreement, and additional $100,000 deposits by Everest each thirty (30) days thereafter that the sale of the Shares has not been consummated. The amounts deposited by Everest pursuant to this Section 1.3 shall be referred to as the "Escrowed Funds". Except as otherwise provided in the Purchase Price Escrow Agreement, at the Closing, the Escrowed Funds, together with all accrued interest thereon, shall be delivered to ANI and applied to the cash portion of the Purchase Price payable as provided in Section 1.2 of this Agreement.

          1.4  Adjustment of Purchase Price.

               (a) The Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the amount by which NFLI's Adjusted Working Capital

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at the Closing Date is greater than or less than $1,000,000. The adjustment to the Purchase Price shall be made as follows:

               (i) At the Closing, ANI shall deliver a calculation of Adjusted Working Capital as of the date of the last calendar day of the month immediately preceding the Closing Date including therein items mutally estimated in good faith by the Parties which are known to have occurred in such period (the "Preliminary Closing Adjusted Working Capital"). The $5,000,000 cash portion of the Purchase Price to be delivered to ANI at the Closing shall be adjusted upward or downward, as the case may be, by an amount equal to the increase or decrease, as the case may be, in the Adjusted Working Capital reflected in the calculation of the Preliminary Closing Adjusted Working Capital as compared with $1,000,000 (the "Closing Adjustment").

               (ii) ANI will prepare and deliver within thirty (30) days after the Closing Date, consolidated financial statements of the Acquired Companies as of the Closing Date, together with a schedule reflecting the Adjusted Working Capital of the Acquired Companies as of the Closing Date (the "Closing Adjusted Working Capital"). Everest and NFLI will provide ANI with access to NFLI's books and records to prepare these statements and the schedule. The Closing Adjusted Working Capital shall be reviewed by Everest, and Everest shall submit a report to ANI within sixty (60) days of Everest's receipt of the Closing Working Capital stating Everest's concurrence with the calculation of the Closing Adjusted Working Capital or showing Everest's calculation of the Closing Working Capital as at the Closing Date, if different. If Everest's report reflects its concurrence with ANI's calculation of the Closing Adjusted Working Capital, such calculation of ANI shall be final and conclusive for all purposes (the "Final Adjusted Working Capital"). If Everest's report reflects that it does not concur with ANI's calculation of the Preliminary Closing Adjusted Working Capital, ANI shall have fifteen (15) days after its receipt of Everest's report to advise Everest that ANI disputes such calculation. Everest will afford to ANI access to all books and records of the Acquired Companies and will furnish ANI such additional financial and operating data and other information of or regarding the Acquired Companies as ANI may reasonably request in its review of Everest's report. If ANI fails to provide such notice, then the Closing Adjusted Working Capital, as modified by Everest's report, shall become the Final Adjusted Working Capital. If ANI provides notice that it disputes Everest's calculation within such fifteen (15) day period, Everest and ANI shall each use its best efforts to resolve such dispute through negotiation. If such dispute cannot be resolved through negotiation within fifteen (15) days after the receipt by Everest of ANI's notice of dispute, then the dispute shall be resolved by the independent accounting firms selected by each of Everest and ANI. If these accounting firms cannot agree on a resolution, they shall jointly select a third firm of independent certified public accountants who shall have sole and absolute discretion with respect to the resolution of this dispute. The calculation of the Closing Adjusted Working Capital, as modified by the accounting firm or firms shall be final and binding upon the Parties, and shall constitute the Final Adjusted Working Capital. The difference between the Preliminary Closing Working Capital and the Final Adjusted Working Capital shall be referred to as the "Adjustment." The fees of the accountants selected by Everest pursuant to this Section 1.4 shall be borne by Everest, the fees of the accountants selected by ANI pursuant to this Section 1.4 shall be borne by ANI and the fees of any third accounting firm which may be

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retained in accordance with this Section 1.4 shall be divided equally between
ANI and Everest.

               (b) The Adjustment shall be satisfied within thirty (30) days after the final determination with respect to the Final Adjusted Working Capital is made as follows:

               (i) After taking into account the adjustments to the Purchase Price made pursuant to the Closing Adjustment, to the extent that the Adjustment results in a decrease in the Purchase Price, such decrease shall be satisfied by delivery by ANI to Everest of a check or wire transfer in an amount equal to the Adjustment, and

               (ii) After taking into account the adjustments to the Purchase Price made pursuant to the Closing Adjustment, to the extent that the Adjustment results in an increase in the Purchase Price, such increase shall be satisfied by delivery by Everest to ANI of a check or wire transfer in an amount equal to the Adjustment.

     2. CLOSING

     It is understood that ANI is required to hold a meeting of its stockholders to approve the sale of the Shares. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on the first business day after the meeting of the stockholders of ANI in which approval of the sale of the Shares shall have occurred, unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Jackson Walker L.L.P., 1100 Louisiana, Suite 4200, Houston, Texas 77002, unless another place is agreed to in writing by the Parties hereto.

     3. REPRESENTATIONS AND WARRANTIES OF ANI

     Except as provided in the ANI Disclosure Letter, ANI represents and warrants to Everest that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and shall be true at the time of Closing. As used in this Agreement, the "ANI Disclosure Letter" shall mean the disclosure letter delivered by ANI pursuant to this Section 3 upon execution of this Agreement.

          3.1 Due Organization. Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own and use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as set forth on Schedule 3.1 to the ANI Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a Material Adverse Effect. Schedule 3.1 to the ANI Disclosure Letter sets forth the jurisdiction in which Each Acquired Company is incorporated and contains a list of all jurisdictions in which Each Acquired

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Company is authorized or qualified to do business. True, complete and correct copies of the Organizational Documents have been made available to Everest.

          3.2  Authorization.

               (a) Except as set forth in Schedule 3.2 to the ANI Disclosure Letter, each of ANI and NFLI has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. Execution and delivery of this Agreement by each of ANI and NFLI, the performance by ANI and NFLI of all the terms and conditions hereof to be performed by each of it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action subject only to the approval of this Agreement and sale of the Shares by the holders of a majority of the outstanding shares of the common stock of ANI. This Agreement constitutes the valid and legally binding obligation of each of ANI and NFLI, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

               (b) Except as set forth in Schedule 3.2 of the ANI Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or ANI, or any of the assets owned or used by any Acquired Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

               (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

               (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company;

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except for any of the foregoing matters in (i)-(v) which would not result in a
Material Adverse Effect, impair in any material respects the ability of ANI to perform its obligations under this Agreement, or prevent or materially delay the consummation of the Contemplated Transactions.

          Except as set forth in Schedule 3.2 of the Disclosure Letter, neither ANI nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for instances in which failure to provide notice or obtain any Consent would not have a Material Adverse Effect.

               (c) ANI is acquiring the Promissory Note for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act.

          3.3 Capitalization. Except as set forth in Schedule 3.3 to the ANI Disclosure Letter: (i) the authorized equity securities of NFLI consist of 20,000,000 shares of common stock, par value $.001 per share, of which 100 shares are issued and outstanding and constitute the Shares; (ii) Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances; (iii) with the exception of the Shares (which are owned by ANI), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances; and (iv) no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

          3.4 Financial Statements. Schedule 3.4 to the ANI Disclosure Letter includes copies of the following financial statements (the "Acquired Companies Financial Statements") of the Acquired Companies: the unaudited Acquired Companies' Consolidated Balance Sheet as of September 30, 2000, and unaudited Consolidated Statement of Operations and Comprehensive Income (Loss), for the fiscal year ended September 30, 2000 (September 30, 2000, being hereinafter referred to as the "Balance Sheet Date"). The Acquired Companies Financial Statements have been prepared in accordance with GAAP (except as they relate to deferred income tax provisions) applied on a consistent basis (except as noted thereon or on Schedule 3.4 to the ANI Disclosure Letter). Except as set forth on
Schedule 3.4 to the ANI Disclosure Letter, the unaudited the Acquired Companies Financial Statements present fairly in all material respects the financial position and the results of operations equity of the Acquired Companies as at respective

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dates of and for the periods referred to in the Acquired Companies Financial
Statements except as they relate to deferred income tax provisions.

          3.5 Books and Records. To the Knowledge of ANI, the books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Everest, are materially complete and correct and have been maintained in accordance with sound business practices and in material compliance with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

          3.6  Taxes.

               (a) The Acquired Companies have filed or caused to be filed or extended as in the case of the Tax Returns for the year ended September 30, 2000 (on a timely basis since September 30, 1997) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. ANI has made available to Everest copies of, and Schedule 3.6 of the ANI Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since September 30, 1997. The Acquired Companies have paid, or made provision for the payment of, all material Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by ANI or any Acquired Company, except such Taxes, if any, as are listed in Schedule 3.6 of the ANI Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. The Parties acknowledge that no provision need be made for any taxes owed pursuant to the IRC (S) 338 election and ANI shall have no responsibility for payment of such taxes.

               (b) Schedule 3.6 of the ANI Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns to ANI's knowledge, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.6 of the ANI Disclosure Letter, are being contested in good faith by appropriate proceedings.
Schedule 3.6 of the ANI Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since September 30, 1997, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.6 of the ANI Disclosure Letter, neither ANI nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations

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relating to the payment of Taxes of any Acquired Company or for which any
Acquired Company may be liable.

               (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP with the exception of any deferred income tax amounts or obligations) and sufficient for the payment of each Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Schedule 3.6 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All material Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

               (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation.

          3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7 of the ANI Disclosure Letter and for liabilities or obligations reflected or reserved against in the NFLI Balance Sheet, and current liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) which would have a Material Adverse Effect.

          3.8  Compliance with Legal Requirements; Governmental Authorizations.

               (a) Except as set forth in Schedule 3.8 of the ANI Disclosure Letter, to ANI's Knowledge:

               (i) Each Acquired Company is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for instances of non-compliance that would not have a Material Adverse Effect;

               (ii) No event has occurred or circumstance exists that (with or without notice or lapse of time):

                    (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, except for events or circumstances that would not have a Material Adverse Effect; or

                      (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for events or circumstances that would not have a Material Adverse Effect; and

               (iii) No Acquired Company has received, at any time since September 30, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding:

                      (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except for violations or instances of non-compliance that would not have a Material Adverse Effect; or

                      (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for instances of obligations that would not have a Material Adverse Effect.

               (b) Each Acquired Company has in effect all Governmental Authorizations necessary for it to lawfully conduct and operate its business in the manner currently conducted and to permit each Acquired Company to use and own its assets in the manner in which they currently own and use such assets, except for the failure to have such Governmental Authorizations that would not have a Material Adverse Effect. There has occurred no default under, or violation of, any such Governmental Authorization, except for defaults under, or violations of, Governmental Authorizations that would not have a Material Adverse Effect.

               (c) No Acquired Company has received, at any time since September 30, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding:

               (i) Any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, except for where such potential violation or failure to comply would not have a Material Adverse Effect; or

               (ii) Any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization, except where such matters would not have a Material Adverse Effect.

          3.9  Legal Proceedings; Orders.

               (a) Except as set forth in Schedule 3.9 of the ANI Disclosure Letter, there is no pending Proceeding:

               (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company that would have a Material Adverse Effect; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

               (b) To ANI's knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. ANI has delivered to Everest copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.9 of the ANI Disclosure Letter.

               (c)    Except as set forth in Schedule 3.9 of the ANI Disclosure
Letter:

               (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject that would have a Material Adverse Effect;

               (ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company that would have a Material Adverse Effect; and

               (iii) to ANI's Knowledge, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

               (d)    Except as set forth in Schedule 3.9 of the ANI Disclosure
Letter:

               (i) each Acquired Company is, and at all times since September 30, 1998 has been, in compliance with the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject except for instances of non-compliance that would not have a Material Adverse Effect;

               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject except for events or circumstances that would not have a Material Adverse Effect; and

               (iii) no Acquired Company has received, at any time since September 30, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject except for notices or other communications that would have a Material Adverse Effect.

          3.10   Absence of Certain Changes and Events. Except as set forth in
Schedule 3.10 of the ANI Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                 (a) Change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                 (b) Amendment to the Organizational Documents of any Acquired Company;

                 (c) Increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or entry into any employment, severance, or similar Contract with any director or officer;

                 (d) Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                 (e) Damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance which would have a Material Adverse Effect;

                 (f) Entry into, termination of, or receipt of notice of termination of:

                 (i) Any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement; or

                 (ii) Any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $150,000;

                 (g) Any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement; or

                 (h) Any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $150,000;

                 (i) Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of any Acquired Company (except for the distribution of the stock of Bactolac Pharmaceutical Inc.) or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the material Intellectual Property Assets;

                 (j) Cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $150,000;

                 (k) Material change in the accounting methods used by any Acquired Company; or

                 (l) Agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

          3.11   Contracts; No Defaults.

                 (a) Schedule 3.11(a) of the ANI Disclosure Letter contains a complete and accurate list, and ANI has delivered to Everest true and complete copies, of:

                 (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $150,000;

                 (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $150,000;

                 (iii) each lease, rental or occupancy agreement, license, installment and conditional sales agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $150,000 and with terms of less than one year);

                 (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                 (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                 (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                 (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an

Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

                 (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits in excess of $150,000, other than payments made to or from NFLI's distributors in the Ordinary Course of Business and for payments for goods from customers in the Ordinary Course of Business;

                 (ix) each power of attorney that is currently effective and outstanding;

                 (x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                 (xi) each Applicable Contract for capital expenditures in excess of $150,000;

                 (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business of an amount or value in excess of $150,000; and

                 (xiii) each material amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                 (b) Except as set forth in Schedule 3.11(b) of the ANI Disclosure Letter:

                 (i) neither ANI (and no Related Person of ANI) has or may acquire any rights under, and ANI has not or may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                 (ii) to ANI's Knowledge, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to:

                         (A)  engage in or continue any conduct, activity, or
practice relating to the business of any Acquired Company; or

                         (B)  assign to any Acquired Company or to any other
Person any rights to any invention, improvement, or discovery.

                 (c) Except as set forth in Schedule 3.11(c) of the ANI Disclosure Letter:

                 (i) no Acquired Company has received any notice from any other party to any Contract identified in Schedule 3.11(a) of the ANI Disclosure Letter that such third party intends to terminate, or not renew, any such Contract;

                 (ii) no Acquired Company is in violation of or in default under (nor does there exist any condition which upon passage of time or the giving of notice or both would cause such a violation of or default under) any Contract identified in Schedule 3.11(a) of the ANI Disclosure Letter, except for violations or defaults that would not have a Material Adverse Effect.

          3.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets or condition of any Acquired Company which would have a Material Adverse Effect and, to ANI's Knowledge, no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

          3.13   Employee Benefits.

                 (a) As used in this Section 3.13, the following terms have the meanings set forth below.

          "Company Plan" means all plans, practices, programs and arrangements, whether subject to ERISA or not, of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a plan sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to plans are to Company Plans unless the context requires otherwise.

          "ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC (S) 414.

                 (b) Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans. No Company Plan is a defined benefit pension plan, is subject to Title IV of ERISA or is a multiemployer pension plan within the meaning of Section 3(37) of ERISA. No Company Plan is or may be subject to contract termination fees imposed by a third party investment provider to the Company Plan.

                 (c) ANI has delivered to Everest, or will deliver to Everest within ten days of the date of this Agreement copies of all documents related to each of the Company Plans, including plan documents, amendments thereto, summary plan descriptions, IRS Form 5500s for the most recent three (3) year period, personnel policies, insurance policies, administrative reports, communications to and from governmental agencies and favorable determination letters.

                 (d) Except as set forth in Part 3.13(ii) of the Disclosure Letter, to ANI's Knowledge and except where any failure to comply or perform or otherwise act or fail to act would not have a Material Adverse Effect:

                 (i) The Acquired Companies have performed all of their respective material obligations under all Company Plans. The Acquired Companies have made appropriate entries in their financial records and statements for all material obligations and liabilities under such Plans that have accrued but are not due.

                 (ii) As of the Closing Date, NFLI shall have no obligation with respect to any Company Plan.

                 (iii) The Acquired Companies, with respect to all Company Plans, are, and each Company Plan is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, except where the failure to comply would not have a Material Adverse Effect.

                 (iv) No Seller or Acquired Company has any liability to the IRS with respect to any Company Plan, including any liability imposed by Chapter 43 of the IRC.

                 (v) All filings required by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                 (vi) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                 (vii) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured.

                 (viii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, is pending or, to ANI's Knowledge, is Threatened.

                 (ix) Each Company Plan that is intended to be qualified within the meaning of IRC (S) 401(a) of each Acquired Company is qualified in form and operation under IRC (S) 401(a); each trust for each such Plan is exempt from federal income tax under IRC (S) 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                 (x) Except to the extent required under ERISA (S) 601 et seq. and IRC (S) 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                 (xi) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC (S) 280G or (S) 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                 (xii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

          3.14   Insurance.

                 (a)     ANI has delivered to Everest:

                 (i) true and complete copies of all policies of insurance to which any Acquired Company is a party;

                 (ii) true and complete copies of all pending applications for policies of insurance; and

                 (iii) any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                 (b) The insurance policies to which any Acquired Company is a party are, to ANI's Knowledge:

                 (i)     in full force and effect;

                 (ii) in amounts which are adequate in relation to the business and properties of the Acquired Companies; and

                 (iii)   have all premiums to date paid in full.

                 (c) Schedule 3.14(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

                 (i)     a summary of the loss experience under each policy;

                 (ii) a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:

                         A.   the name of the claimant;

                         B.   a description of the policy by insurer, type of
insurance, and period of coverage; and

                         C.   the amount and a brief description of the claim;
and

                 (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                 (d) Except as set forth on Schedule 3.14(d) of the Disclosure Letter neither ANI nor any Acquired Company has received:

                 (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or

                 (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          3.15 Environmental Matters. Except as set forth in Schedule 3.15 of the ANI Disclosure Letter and except for those matters that would not have a Material Adverse Effect:

                 (a) Each Acquired Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. ANI has no Knowledge of any basis to expect, nor has ANI or NFLI received any actual or Threatened order, notice, or other communication from:

                 (i) any Governmental Body or private citizen acting in the public interest; or

                 (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (b) There are no pending or, to ANI's Knowledge, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

                 (c) To ANI's Knowledge, there is no basis to expect, nor has ANI or NFLI received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any

Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (d) To ANI's Knowledge, no Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or to ANI's Knowledge, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                 (e) To ANI's knowledge, no Acquired Company has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) of any Acquired Company, except in compliance with applicable Environmental Laws.

                 (f) During the period of operation of the Facilities by the Acquired Companies, there has been no Release or, to ANI's Knowledge, Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities.

                 (g) ANI has delivered to Everest true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by ANI or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by ANI, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

          3.16   Employees.

                 (a) Schedule 3.16 of the Disclosure Letter contains a list which is complete in all material respects of the following information for each employee or director of NFLI, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                 (b) To ANI's knowledge, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with ANI or the Acquired Companies by any such employee or director. To ANI's Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

                 (c) To ANI's Knowledge, Schedule 3.16 of the Disclosure Letter also contains a list which is complete in all material respects of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

          3.17 Labor Relations; Compliance. No Acquired Company is a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to ANI's Knowledge, there is not Threatened:

                 (a) any strike, slowdown, picketing, work stoppage, or employee grievance process;

                 (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises; or

                 (c) any application for certification of a collective bargaining agent.

     To ANI's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except for instances of non-compliance that would not have a Material Adverse Effect. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          3.18   Intellectual Property.

                 (a)     Intellectual Property Assets.  The term "Intellectual
                         ----------------------------
Property Assets" includes:

                 (i) the name Nutrition For Life International, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                 (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                 (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                 (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

                 (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

                 (b)     Agreements. Schedule 3.13(b) of the ANI Disclosure
                         ----------
Letter contains a complete and accurate list, including any royalties paid or received by the Acquired Companies, of all material Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 under which an Acquired Company is the licensee. There are no outstanding and, to the Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                 (c)     Know-How Necessary for the Business. Each of the
                         -----------------------------------
Acquired Companies owns, or is validly licensed or otherwise has the right to use all Intellectual Property Assets which if the Acquired Companies did not own or validly license or otherwise have the right to use would have a Material Adverse Effect.

                 (d)     Trademarks.

                 (i) Except as set forth in Schedule 3.13(e) of the ANI Disclosure Letter, Schedule 3.13(e) of the ANI Disclosure Letter contains a complete and accurate list and summary description of all material Marks. To ANI's Knowledge, one or more of the Acquired Companies is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, except where any such claims would not have a Material Adverse Effect.

                 (ii) To ANI's Knowledge, all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date, except where such lack of compliance would not have a Material Adverse Effect.

                 (iii) No material Mark has been or is now involved in any opposition, invalidation, or cancellation and, to ANI's Knowledge, no such action is Threatened with the respect to any of the material Marks which would have a Material Adverse Effect.

                 (iv) To ANI's Knowledge, there is no potentially interfering trademark or trademark application of any third party which would have a Material Adverse Effect.

                 (v) To ANI's Knowledge, no Mark is infringed or, to ANI's Knowledge, has been challenged or threatened in a way which would have a Material Adverse Effect. To ANI's Knowledge, none of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                 (vi) To ANI's Knowledge, all products and materials containing a Mark bear the proper federal registration notice where permitted by law, except where such failure would not have a Material Adverse Effect.

                 (e)     Copyrights.

                 (i) Schedule 3.18(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. To ANI's Knowledge, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, except where the lack of ownership would not have a Material Adverse Effect.

                 (ii) To ANI's Knowledge, all the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing, except where failure to register or be in compliance would not have a Material Adverse Effect.

                 (iii) To ANI's Knowledge, no Copyright is infringed or, to the Sellers' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party, except where such infringement would not have a Material Adverse Effect.

                 (iv) To ANI's Knowledge, all works encompassed by the Copyrights have been marked with the proper copyright notice, except where such failure to be marked would not have a Material Adverse Effect.

          3.19 Certain Payments. Since October 1, 1998, to ANI's Knowledge, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly:

                 (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

                 (i)     to obtain favorable treatment in securing business;

                 (ii)    to pay for favorable treatment for business secured;

                 (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company; or

                 (iv)    in violation of any Legal Requirement;

                 (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

          3.20   Disclosure.

                 (a) No representation or warranty of ANI in this Agreement and no statement in the ANI Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading except for omissions that would not have a Material Adverse Effect.

                 (b) No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading except for notices that would not have a Material Adverse Effect.

          3.21   Relationships With Related Persons.  Except as set forth in
Schedule 3.21 of the ANI Disclosure Letter, neither ANI nor any Related Person of ANI or of any Acquired Company has, or since October 1, 1999, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as set forth in Schedule 3.21 of the ANI Disclosure Letter, neither ANI nor any Related Person of ANI or of any Acquired Company is, or since October 1, 1999, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has:

                 (a) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms; or

                 (b) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

Except as set forth in Schedule 3.21 of the Disclosure Letter, to ANI's Knowledge, neither ANI nor any Related Person of ANI or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

          3.22 Brokers Or Finders. Except as set forth in Schedule 3.22 of the ANI Disclosure Letter, ANI and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     4. REPRESENTATIONS AND WARRANTIES OF EVEREST

     Except as provided in the Everest Disclosure Letter, Everest represents and warrants to ANI and NFLI that all of the following representations and warranties in this Section 4 are true at the date of this Agreement and shall be true at the time of Closing. As used in this Agreement, the "Everest Disclosure Letter" shall mean the disclosure letter delivered by Everest to ANI and NFLI regarding Everest pursuant to this Section 4 upon execution of this Agreement.

          4.1 Due Organization. Everest is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation, and has the requisite power and authority to carry on its business as it is now being conducted. Everest is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as set forth on Schedule 4.1 to Everest Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have an Everest Material Adverse Effect. Schedule 4.1 to the Everest Disclosure Letter sets forth the jurisdiction in which Everest is organized and contains a list of all jurisdictions in which Everest is authorized or qualified to do business. True, complete and correct copies of the Articles of Organization and Operating Agreement of Everest (the "Everest Charter Documents") have been made available to ANI.

          4.2 Authorization. Everest has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. Execution and delivery of this Agreement by Everest, the performance by Everest of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action on the part of Everest. This Agreement constitutes the valid and legally binding obligation of Everest, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          4.3 Funds Available. Everest has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price payable at the Closing and to repay GECC the portion of the debt set forth in Section 1.2(b), or, with GECC's consent, to assume or refinance such debt.

          4.4 Investment Intent. Everest acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and that the Shares may not be resold except pursuant to registration under such Act or laws, or an applicable exemption therefrom, and Everest is not acquiring the Shares with a view to the distribution thereof.

          4.5 Disclosure of Information. Everest has received and had the opportunity to review the reports filed by ANI with the Securities and Exchange Commission and has had the opportunity to ask questions of, and receive answers from, representatives of ANI and NFLI to obtain additional information regarding NFLI.

          4.6 Financial Statements. Schedule 4.6 to the Everest Disclosure Letter includes copies of the following financial statements (the "Everest Financial Statements") of Everest: the unaudited Everest Balance Sheet as of December 31, 1999 and unaudited Statement of Operations and Comprehensive Income
(Loss) for the fiscal year ended December 31, 1999, and an unaudited Balance Sheet as of September 30, 2000, and unaudited Statement of Operations and Comprehensive Income (Loss) for the nine-month period ended September 30, 2000 (September 30, 2000, being hereinafter referred to as the "Balance Sheet Date"). The Everest Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 4.6 to Everest Disclosure Letter). Except as set forth on Schedule 4.6 to Everest Disclosure Letter, the unaudited Everest Financial Statements present fairly in all material respects the financial position and the results of operations of Everest for the periods indicated thereon, except normal and recurring year-end adjustments.

          4.7 Litigation. Except as set forth on Schedule 4.7 to the Everest Disclosure Letter, there is no suit, action, proceeding, investigation, claim or order pending or threatened against Everest, or which may have or is likely to have an Everest Material Adverse Effect, before any court, or before any governmental authority, department, commission, bureau, agency or other governmental department or arbitrator (collectively, "Claims"), nor is there any basis for any such Claims. Everest is not subject to any unsatisfied or continuing judgment, order or decree of any court or governmental authority.

          4.8 Taxes. Everest has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date; and except as set forth on Schedule 4.8 to the Everest Disclosure Letter, there are no examinations in progress or claims against Everest for federal, state and other Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for Taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties (whether or not shown on any tax return) owed by Everest, any member of an affiliated or consolidated group which includes or included Everest, or with respect to any payment made or deemed made by Everest herein have been paid. The amounts shown as accruals for Taxes on the Everest Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date.

          4.9 No Violation. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby by Everest will not result in any violation of, or breach of, or constitute a default under the Everest Charter Documents or any agreement to which Everest is a party except as to such violations, breaches or defaults as (i) do not and will not affect the validity or enforceability of this Agreement, or (ii) do not and will not have, in the aggregate, any Everest Material Adverse Effect. Except as set forth on Schedule 4.9, the execution and delivery of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby by Everest will not result in any violation of, or breach, or constitute a default under any judicial, administrative or arbitral order, award, judgment, writ, injunction or decree applicable to or binding upon Everest or any person that directly or indirectly controls, is controlled by or is under, control by Everest or any provision of any material indenture, mortgage, loan or credit agreement, lien, lease, license, contract, agreement, instrument, order, arbitral award, judgment or decree to which Everest or any person that directly or indirectly controls, is controlled by or is under, control with Everest, is a party or by which Everest or any person that directly or indirectly controls, is controlled by or is under, control with Everest is a party, or by which Everest or any person that directly or indirectly controls, is controlled by or is under, control with Everest or any of their respective assets or properties is bound.

          4.10 Absence of Certain Changes. Since September 30, 2000, except as set forth on Schedule 4.10 to the Everest Disclosure Letter (i) Everest has conducted its business in the ordinary course of such business; (ii) there has not been an Everest Material Adverse Effect; and (iii) there has not been any material change in Everest's accounting practices, except as required by GAAP or applicable law.

          4.11 Assets and Liabilities of NFLI. Everest acknowledges that, other than the representations and warranties contained in Section 3, ANI is making no representation or warranty with respect to the Acquired Companies or any of their assets and liabilities.

          4.12 Brokers or Finders. Everest and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

          4.13   Disclosure.

                 (a) No representation or warranty of Everest in this Agreement and no statement in the Everest Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading except for omissions that would not have an Everest Material Adverse Effect.

                 (b) No notice given pursuant to Section 6.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading except for notices that would not have a Material Adverse Effect.

     5. COVENANTS OF ANI AND NFLI PRIOR TO CLOSING

          5.1 Access and Cooperation; Due Diligence. Between the date of this Agreement and the Closing Date, ANI and NFLI will afford to the officers, prospective lenders, and authorized representatives of Everest access to all of the sites, properties, contracts, books and records of NFLI and will furnish Everest such additional financial and operating data and other information as to the business and properties of NFLI, as Everest may from time to time reasonably request. ANI and NFLI will cooperate with Everest, its representatives, prospective lenders, auditors, and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the Contemplated Transactions.

          5.2 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, NFLI will, except as set forth on Schedule 5.2 to the ANI Disclosure Letter or with the consent of Everest:

                 (a) Carry on its business in the Ordinary Course of Business and not introduce any material new method of management, operation or accounting without the knowledge and consent of Everest;

                 (b) Maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

                 (c) Perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

                 (d) Use Best Efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

                 (e) Use Best Efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

                 (f) Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

                 (g) Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of Everest (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of Everest if such replacement instruments are on terms at least as favorable to NFLI as the instruments being replaced. The Parties acknowledge that NFLI is entitled in the Ordinary Course of Business (without obtaining Everest's consent) to increase the amount of the revolving line of credit obligation owed to GECC to the maximum computational amount available prior to Closing in order to pay accounts payable or other liabilities.

          5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, ANI will not, and will cause each Acquired Company not to, without the prior consent of Everest, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in
Section 3.8 is likely to occur.

          5.4 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, ANI and NFLI shall give prompt notice to Everest of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of ANI or NFLI contained herein or in the ANI Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of ANI or NFLI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder. Should any event require any change in the ANI Disclosure Letter if the ANI Disclosure Letter were dated the date of the occurrence or discovery of any such event, ANI will promptly deliver to Everest a supplement to the ANI Disclosure Letter specifying such change. During the same period, ANI will promptly notify Everest of the occurrence of any Breach of any covenant of ANI in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

          5.5 No Solicitation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, ANI will not, and will cause each Acquired Company and each of their representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from any Person (other than Everest) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

          5.6 Final Financial Statements. ANI shall provide on or before the twentieth (20/th/) business day of each succeeding calendar month to Everest for each calendar month prior to the Closing Date, the unaudited balance sheets of the Acquired Companies as of the end of all months following the Balance Sheet Date, and the unaudited statement of Operations for all months ended after the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP (except as they relate to income tax accruals) applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein.

          5.7 Consent of GECC. Promptly after the date this Agreement is executed by the Parties, ANI and Everest shall use Best Efforts to obtain the consent of General Electric Capital Corporation ("GECC") to the sale of the Shares and release of cross-default provisons in accordance with the terms of this Agreement.

     6. COVENANTS OF EVEREST PRIOR TO CLOSING

          6.1 Access and Cooperation; Due Diligence. Everest will cooperate with ANI and NFLI, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the Contemplated Transactions.

          6.2 Conduct Of Business Pending Closing. Between the date of this Agreement and the Closing Date, Everest will, except as set forth on Schedule
6.2 to the Everest Disclosure Letter or with the consent of ANI:

                 (a) Carry on its business in the Ordinary Course of Business and not introduce any material new method of management, operation or accounting;

                 (b) Perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights; and

                 (c) Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities.

          6.3 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Everest shall give prompt notice to ANI and NFLI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Everest contained herein or in the Everest Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Everest to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder. Should any event require any change in the Everest Disclosure Letter if the Everest Disclosure Letter were dated the date of the occurrence or discovery of any such event, Everest will promptly deliver to ANI a supplement to the Everest Disclosure Letter specifying such change. During the same period, Everest will promptly notify ANI of the occurrence of any Breach of any covenant of Everest in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

          6.4 Final Financial Statements. Everest shall provide on or before the last day of each succeeding calendar month to ANI and NFLI for each calendar month prior to the Closing Date, the unaudited consolidated balance sheets of Everest as of the end of all months following the Balance Sheet Date, and the unaudited consolidated statements operations for all months ended after the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein.

          6.5 Consent of GECC. Promptly after the date this Agreement is executed by the Parties, ANI and Everest shall use Best Efforts to obtain the consent GECC to the sale of the Shares and release of cross-default provisons in accordance with the terms of this Agreement.

     7. CONDITIONS PRECEDENT TO OBLIGATIONS OF EVEREST

     The obligations of Everest to purchase the Shares and with respect to other actions to be taken on the Closing Date are subject to the satisfaction, or waiver by Everest, on or prior to the Closing Date of all of the following conditions:

          7.1 Representations and Warranties; Performance of Obligations. All representations and warranties of ANI contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, in each case, without giving effect to any supplement to the ANI Disclosure Letter; all the terms, covenants and conditions of this Agreement to be complied with and performed by ANI on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by ANI shall have been delivered to Everest.

          7.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Everest and its counsel.

          7.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Everest, or against any Person affiliated with Everest, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

          7.4 Additional Documents. There must not have been made or Threatened by any Person any claim asserting that such person:

               (a) Is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies; or

               (b) Is entitled to all or any portion of the Purchase Price payable for the Shares.

          7.5 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such
Person:

               (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies; or

               (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

          7.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Everest or any Person affiliated with Everest to suffer any material adverse consequence under:

               (a)  any applicable Legal Requirement or Order; or

               (b) any Legal Requiremetn or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

          7.7 Consents and Approvals. This Agreement shall have been duly adopted by the shareholders of ANI in accordance with the Texas Business Corporation Act and the Articles of Incorporation of ANI and NFLI and all necessary consents and approvals shall have been obtained.

          7.8 Good Standing Certificates. ANI shall have delivered to Everest a certificate, dated as of a date no later than ten (10) days prior to the Closing Date, duly issued by the Secretary of State of NFLI's state of incorporation to the effect that NFLI is in good standing.

          7.9 No Material Adverse Change. No event or circumstance shall have occurred with respect to NFLI which would constitute a Material Adverse Effect.

          7.10 Officer's Certificate. Everest shall have received a certificate or certificates, dated the Closing Date and signed by the President of NFLI, certifying the truth and correctness of attached copies of NFLI's Articles of Incorporation (including amendments thereto) and Bylaws (including amendments thereto).

          7.11 Incumbency Certificate and Other Documents. Everest shall have received an incumbency certificate or certificates, dated the Closing Date and signed by the Secretary of each of ANI and NFLI certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 7 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as Everest or its counsel may reasonably request.

          7.12 Opinion of ANI's Counsel. An opinion of ANI's counsel dated as of the Closing Date in the form reasonably acceptable to Everest and its Counsel shall have been delivered to Everest.

          7.13 Employment Agreements. David P. Bertrand and Jana Mitcham shall have entered into employment agreements with NFLI substantially in accordance with the term sheet in Schedule 7.13.

          7.14 Supply Agreement. Bactolac Pharmaceutical Inc. and NFLI shall have entered into a Supply Agreement substantially in accordance with the term sheet in Schedule 7.14 (the "Supply Agreement") and such Supply Agreement shall not have been terminated due to any action taken or caused by Everest.

          7.15 Resignations. Everest shall have received the resignations of all officers and directors of NFLI other than David P. Bertrand and Jana Mitcham.

          7.16 Consent of GECC. ANI shall have received the written consent of its senior lender, General Electric Capital Corporation ("GECC") to the sale of the Shares in accordance with the terms of this Agreement and GECC shall have executed and delivered to Everest releases of all Encumbrances against the property of the Acquired Companies.

     8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF NFLI AND ANI

     The obligations of ANI and NFLI to sell the Shares and with respect to actions to be taken on the Closing Date are subject to the satisfaction, or waiver by Everest, on or prior to the Closing Date of all of the following conditions.

          8.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of Everest contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, in each case, without giving effect to any supplement to the Everest Disclosure Letter as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Everest on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by Everest shall have been delivered to ANI.

          8.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to ANI and its counsel.

          8.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Everest, or against any Person affiliated with Everest, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

          8.4 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such
Person:

                (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies; or

               (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

          8.5 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Everest or any Person affiliated with Everest to suffer any material adverse consequence under:

               (a)  any applicable Legal Requirement or Order; or

               (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

          8.6 Consents and Approvals. This Agreement shall have been duly adopted by the shareholders of ANI in accordance with the Texas Business Corporation Act and the Articles of Incorporation of ANI and NFLI and all necessary consents and approvals shall have been obtained.

          8.7 Good Standing Certificates. Everest shall have delivered to ANI a certificate, dated as of the date no later than ten (10) days prior to the Closing Date, duly issued by the Secretary of State of Kansas that Everest is in good standing.

          8.8 No Material Adverse Change. No event or circumstance shall have occurred with respect to Everest which would constitute a Material Adverse Effect.

          8.9 Officer's Certificates. ANI shall have received a certificate, dated the Closing Date and signed by the President or Managing Member of Everest, certifying the truth and correctness of attached copies of Everest's Articles of Organization (including amendments thereto) and Operating Agreement (including amendments thereto).

          8.10 Incumbency Certificate and Other Documents. ANI shall have received an incumbency certificate, dated the Closing Date, and signed by the Secretary of Everest, certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 8 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as ANI or its counsel may reasonably request.

          8.11 Opinion of Everest's Counsel. An opinion of Everest's counsel dated as of the Closing Date in the form reasonably acceptable to ANI and its counsel shall have been delivered to ANI.

          8.12 Supply Agreement. The Supply Agreement shall have been entered into and shall not have been terminated due to any action taken or caused by Everest.

          8.13 Transfer of Bactolac Stock. The transfer of all of the stock of Bactolac Pharmaceutical Inc. from NFLI to ANI shall have occurred prior to or at the Closing Date.

          8.14 Opinion of Financial Advisor. The Board of Directors of ANI shall have received the opinion of its financial advisor to the effect that, as of the date hereof, the sale of the Shares is fair from a financial point of view to ANI.

          8.15 Consent of GECC. ANI shall have received the consent GECC to the sale of the Shares in accordance with the terms of this Agreement and Everest shall have assumed the portion of such indebtedness related to the Acquired Companies as described in Section 1.2(b) of this Agreement or repaid such portion of the indebtedness as described in Section 1.2(b) of this Agreement prior to or at the Closing and GECC shall have released ANI and its affiliated companies from any liability for the indebtedness related to the Acquired Companies.

          8.16 Note to Bactolac. Bactolac Pharmaceutical Inc. shall have received a promissory note in the form of Exhibit 8.16 made by NFLI in the principal amount of $650,000, payable one year and one day following the Closing Date with interest at the rate of prime plus one-half of one percent.

     9. ADDITIONAL AGREEMENTS

          9.1 Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof. ANI shall promptly prepare and file with the Securities and Exchange Commission a proxy statement (the "Proxy Statement")and ANI will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the adoption of this Agreement. Everest shall cooperate with ANI in the preparation of the Proxy Statement, including providing such information about Everest and its plans with respect to NFLI after the sale of the Shares as may be reasonably requested by ANI.

          9.2 Public Announcements. The initial press release of ANI with respect to this Agreement shall be reviewed by Everest. Thereafter, ANI shall consult with Everest prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated by this Agreement, except pursuant to Legal Requirement. Everest will make no public announcements without review by ANI, except pursuant to Legal Requirement.

          9.3   Confidentiality.

                (a) Between the date of this Agreement and the Closing Date, Everest, ANI, and NFLI will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors and those of the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transaction, unless:

               (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

               (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or

               (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings.

               (b) If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request. Whether or not the Closing takes place, ANI waives, and will upon Everest's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Everest or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Everest of such trade secrets or confidential information.

          9.4  Section 338 Election.

[RESERVED]

          9.5 Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, common, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, ANI, NFLI and Everest, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

     (b) If, pursuant to any Proceeding, Legal Requirement or any claim asserted by Everest, ANI requires access to the books and records of the Acquired Companies, Everest shall permit ANI, during regular business hours upon three (3) business days' notice (or at such other times as the Parties may agree) to inspect such books and records solely to satisfy the requirements giving rise to the need for such review.

          9.6  Meetings.

     (a) Between the date of this Agreement and the Closing Date, NFLI will use its reasonable Best Efforts to include Everest in meetings related to significant operating and policy decisions, including the management meetings typically held each Tuesday at NFLI's executive offices beginning at 9:00 a.m. (Houston time). In addition, Everest will be entitled to attend (but will not have voting rights) all meetings of the NFLI Board of Directors between the date of this Agreement and the Closing Date, it being understood that such representatives will not be permitted to attend those portions of the meeting relating to this

Agreement and the Contemplated Transactions, the business of Bactolac Pharmaceutical Inc. or other matters in which Everest may have a conflict of interest as determined by NFLI's Board.

     (b) Prior to the Closing, Everest shall bear all costs of "road show" meetings held with NFLI distributors to introduce to them the Everest products and executive management team, including out-of-pocket expenses of NFLI personnel.

          9.7 Employee Matters. Effective as of the Closing Date, NFLI shall cease to be a participating employer in all Company Plans. NFLI employees and former employees, including COBRA beneficiaries, shall be eligible as of the Closing Date to begin participation in the employee benefit plans sponsored by Everest in accordance with the terms and conditions of those plans; provided, however,. ANI and Everest agree to cooperate in resolving all employee benefit plan coverage questions; provided that neither Everest nor NFLI shall have any liability in connection with the Company Plans, whether arising before or after the Closing Date.

     10. TERMINATION OF AGREEMENT

          10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

                (a)  by mutual consent of all of the Parties hereto;

                (b)  by Everest on the one hand, or by ANI on the other hand, if
(i) a material Breach of the representations or a material Breach or default shall be made by the other Party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date,
(ii) by Everest, if the conditions set forth in Section 7 hereof have not been satisfied, or waived by Everest, as of the Closing Date, or (iii) by ANI, if the conditions set forth in Section 8 hereof have not been satisfied, or waived by ANI, as of the Closing Date.

          10.2  Liabilities in Event of Termination.

                (a) Except as hereinafter provided, if this Agreement is terminated for any reason, Everest shall pay a termination fee to ANI in the amount of all Escrowed Funds together with all interest thereon held by the Escrow Agent (the "Termination Fee"). Upon the occurrence of any such termination, ANI and Everest shall, within three (3) business days instruct the Escrow Agent in writing to pay to ANI the Termination Fee; provided that, if this Agreement is terminated for any of the following reasons:

                (i) A material Breach is made by ANI of the representations and warranties contained in this Agreement or a material Breach or material default shall be made by ANI in the observance or in the due and timely performance of any of its material covenants or material agreements contained in this Agreement or ANI shall fail to satisfy any material condition of Closing. For purposes of this subsection 10.2(a)(i) only, "material" shall mean the occurrence or existence of an event or condition with a magnitude, effect or consequence of at least $500,000;

               (ii) The conditions of Closing set forth in Sections 7.13, 7.14 and 7.16 shall not have been satisfied on or prior to the Closing Date, unless such condition was not satisfied due to unreasonable acts or inaction by Everest; or

               (iii) The Closing shall not have occurred on or before June 1, 2001 through no fault of Everest.

then, in any such event Everest shall not be required to pay a Termination Fee to ANI. Upon the termination of this Agreement for any of the foregoing reasons Everest shall be entitled to a refund in full of the Escrowed Funds together with all accrued interest thereon and upon the occurrence of any such termination of this Agreement, Everest and ANI shall, within three (3) business days, instruct the Escrow Agent in writing to release to Everest all of the Escrowed Funds together with all accrued interest thereon. Upon the termination of this Agreement, if the Parties are unable to agree as to the instructions to be given to the Escrow Agent concerning the payment of the Escrowed Funds, such issue shall be resolved in the manner provided in Section 11.6 of this Agreement. The Parties agree that the Escrow Agent is authorized to rely and act upon the arbitration award issued in accordance with the provisions of Section
11.6 of this Agreement.

               (b) In the event that (i) this} Agreement is terminated byANI} for any reason other than those for which it is permitted to do so as provided in Section 10.1(b) or (ii) this Agreement is terminated by Everest pursuant} to a material Breach by ANI of its representations orANI makes a material Breach or default in the observance or in the due and timely performance of any material covenants or material agreements contained herein, which default was not cured on or before the Closing Date by ANI, or (iii) all of the conditions set forth in Section 7 were not satisfied by ANI (and such failure was not due to unreasonable acts or inaction by Everest) or waived by Everest as of the Closing Date, then, in any such event, ANI shall be liable to Everest for all losses, claims damages liabilities costs, expenses (including but not limited to attorneys fees and other expenses of investigation and deferral of any claims or actions (collectively "Damages") caused by ANI as a result of the acts or omissions giving rise to such termination; provided, however, such Damages shall be limited to the aggregate amount of $250,000.

               (c) In the event of termination of this Agreement and the abandonment of the Sale pursuant to this Section 10, all obligations of the Parties shall terminate, except the obligations of the Parties set forth in this
Section 10.2 and except for the Confidentiality Agreements previously entered into among the Parties.

     11. INDEMNIFICATION

          11.1 Indemnification by ANI. If the Closing occurs, ANI agrees to indemnify and hold harmless Everest and its officers, agents and representatives against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys' fees and other expenses of investigation and defense of any claims or actions), caused by the Breach of any covenant, agreement, warranty or representation of ANI contained in this Agreement. If the Closing occurs, ANI will have no liability (for indemnification or otherwise) with respect to any covenant, agreement, warranty or representation to be performed and complied with prior to the Closing Date, unless on or before the date twelve (12) months after the Closing Date, Everest notifies ANI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Everest; ANI will have no liability (for indemnification or otherwise) under this Section
11.1 until Everest has suffered Damages by reason of all such Breaches in excess of a $150,000 aggregate deductible, and then only for the amount by which such Damages exceed $150,000.

          11.2 Indemnification by Everest. If the Closing occurs, Everest agrees to indemnify and hold harmless ANI, and its officers, directors, agents and representatives against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys' fees and other expenses of investigation and defense of any claims or actions) caused by the Breach of any covenant, agreement, warranty or representation of Everest contained in this Agreement. If the Closing occurs, Everest will have no liability (for indemnification or otherwise) with respect to any covenant, agreement, warranty or representation to be performed and complied with prior to the Closing Date, unless on or before the date twelve (12) months after the Closing Date, ANI notifies Everest of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by ANI, Everest will have no liability (for indemnification or otherwise) under this Section 11.2 until ANI has suffered Damages by reason of all such Breaches in excess of $150,000 aggregate deductible, and then only for the amount by which such Damages exceed $150,000.

          11.3 Indemnification Notice. Should any Party (the "Indemnified Party") suffer any loss, damage or expense for which another Party (the "Indemnifying Party") is obligated to indemnify and hold such Indemnified Party harmless pursuant to this Section 11 of this Agreement, the following shall apply: If an Indemnified Party intends to exercise its right to indemnification provided in this Section 11, such Indemnified Party shall notify each Indemnifying Party in writing of such Indemnified Party's intention to do so and the facts or circumstances giving rise to the claim (the "Indemnification Claim"). An Indemnification Claim, at the option of the Indemnified Party, may be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Party regardless of whether actual harm has been suffered or out-of-pocket expenses incurred. During the period of fifteen (15) days after notice by the Indemnified Party, each Indemnifying Party shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of the Indemnified Party. If the Indemnifying Parties are unwilling or unable to cure the defect giving rise to the Indemnification Claim during the fifteen (15) day period, the Indemnified Party shall thereafter be entitled to indemnification as provided in this Section 11.

          11.4 Matters Involving Third Parties. If any third Party shall notify any Indemnified Party with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Section 11, then the

Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. Provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from any adverse consequences the Indemnified Party may suffer resulting from or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, and
(iii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be withheld unreasonably.

          11.5  Escrow; Right of Set-Off.

     Upon the issuance of an arbitration award in favor of Everest as provided in Section 11.6, Everest may set off any amount to which it may be entitled under this Section 11 against amounts otherwise payable under the Promissory Note or may give notice of a Claim in such amount under the Indemnity Escrow Agreement (if applicable). The exercise of such right of set-off by Everest in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or any instrument securing the Promissory Note. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a claim under the Indemnity Escrow Agreement (if applicable) will constitute an election of remedies or limit Everest in any manner in the enforcement of any other remedies that may be available to it.

          11.6  Arbitration.

     Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity hereof, or the Contemplated Transactions herein, shall be settled by arbitration in accordance with the commercial arbitration rules ("CAR") of the AAA then in effect, by one neutral arbitrator selected by mutual agreement of the Parties from the AAA panel of arbitrators in Houston, Texas. In the event the Parties cannot agree to an arbitrator, the arbitration shall proceed before a neutral arbitrator selected by the AAA from among neutral panel members in Houston, Texas with experience in arbitrating disputes arising out of transactions like the one identified in this Agreement. Any Party may initiate arbitration twenty (20) days following the delivery of a written notice of dispute if the dispute has not then been settled by negotiation, or sooner if the other Party fails to participate in negotiation in accordance with this Paragraph 11.6. The arbitrator shall be appointed as provided by the CAR, Selection of Arbitrators. The arbitration procedure shall be governed by the Texas Arbitration Act (the "Act"), and the award rendered by the arbitrator shall be final and binding on the Parties and may be entered in any court having jurisdiction thereof, subject to the court's authority to modify or review the award as provided in the Act.

     12. GENERAL PROVISIONS

          12.1 Entire Agreement. This Agreement and any attachments hereto, the Everest Disclosure Letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto), the ANI Disclosure Letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Parties and supersede any prior agreement and understanding relating to the subject matter of this Agreement.

          12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          12.3 Amendment. This Agreement may be amended by the Parties at any time before or after approval of matters presented in connection with the Contemplated Transactions by the shareholders of ANI; provided, however, after such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders of ANI without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf by each of the Parties.

          12.4 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

          12.5 Expenses. Except as otherwise specifically provided herein, each Party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the Contemplated Transactions , including, without limitation, all legal and accounting fees and fees of any brokers, finders or similar agents, except that any expense of ANI will be borne by NFLI and paid at or before the Closing.

          12.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile upon confirmation of receipt,
(ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth (5/th/) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

                (a)  If to Everest:

                  Everest International, L.L.C.
                  8645 College Boulevard
                  Overland, KS 66210
                  Attention: Jerry Kramer
                  Facsimile No.: 913/906-5050

             with a copy to:

                  Jackson Walker LLP
                  1100 Louisiana, Suite 4200
                  Houston, TX 77002
                  Attention: Richard L. Burleson
                  Facsimile No.: 713/752-4221

                  (b)  If to ANI:

                  Advanced Nutraceuticals, Inc.
                  7315 East Peakview Avenue
                  Englewood, CO 80111
                  Facsimile No.: 303/796-9762
                  Attention: Gregory Pusey, President

             and

                  Advanced Nutraceuticals, Inc.
                  1905 West Valley Vista Drive
                  Castle Rock CO 80104
                  Facsimile No. 303/660-9583
                  Attention: Jeffrey G. McGonegal, Senior Vice President-Finance

             with a copy to:

                  Patton Boggs L.L.P.
                  1660 Lincoln Street, Suite 1900
                  Denver, CO  80264
                  Facsimile: 303/894-9239
                  Attention: Robert M. Bearman, Esq.

                  (c)  If to NFLI:

                  Nutrition For Life International, Inc.
                  9101 Jameel
                  Houston, TX 77040
                  Attention: David P. Bertrand
                  Facsimile No.: 713/895-8927

             with a copy to (if before Closing):

                Patton Boggs L.L.P.
                1660 Lincoln Street, Suite 1900
                Denver, CO 80264
                Facsimile: 303/894-9239
                Attention: Robert M. Bearman, Esq.

          or

          With a copy to (if after the Closing):

                Jackson Walker LLP
                1100 Louisiana, Suite 4200
                Houston, TX 77002
                Attention: Richard L. Burleson
                Facsimile No.: 713/752-4221

          12.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas.

          12.8 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

          12.9  Time. Time is of the essence with respect to this Agreement.

          12.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          12.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

          12.12 Captions; Construction. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof. This Agreement has been fully reviewed and negotiated by the Parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any Party under any rule of construction or otherwise.

          12.13 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 12.13:

     "Acquired Companies --Nutrition For Life International, Inc. and its Subsidiaries, collectively, with the exception of Bactolac Pharmaceutical Inc. and its division, ASHCO.

     "Acquired Companies Financial Statements"--as defined in Section 3.4.

     Adjusted Working Capital" -- as defined in Exhibit 12.13.

     "ANI Disclosure Letter"--the disclosure letter delivered by ANI to Everest concurrently with the execution and delivery of this Agreement.

     "ANI's Knowledge" --the actual knowledge, without independent investigation, of any Person serving as an officer or director of ANI as of the date of this Agreement.

     "Applicable Contract"-- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

     "Balance Sheet Date" --September 30, 2000.

     "Best Efforts"--the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Breach"--a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Closing"--as defined in Section 2.

     "Closing Date"--the date and time as of which the Closing actually takes place.

     "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

                (a)   the sale of the Shares by ANI to Everest;

                (b) the execution, delivery, and performance of the Promissory Note, the Purchase Price Escrow Agreement and the Indemnity Escrow Agreement (if applicable) and the Escrow Agreement;

                (c) the performance by Everest and ANI of their respective covenants and obligations under this Agreement; and

                (d) Everest's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

     "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Damages"--as defined in Section 10.2(b).

     "Earnout Payment"--means an amount to be determined at the end of each fiscal year of NFLIJ following the Closing Date, which amount in each such fiscal year shall be equal to fifty percent (50%) of EBITDA of NFLIJ after subtracting the aggregate amount of capital contributions made to NFLIJ from the Closing Date to the date of determination thereof; provided, however, the aggregate amount of the Earnout Payment shall not exceed the sum of $750,000; provided further, for purposes of determining the Earnout Payment, EBITDA shall not include any overhead allocations of NFLIJ's parent company, provided that EBITDA may include a five percent (5%) transfer pricing markup of product delivered to Japan for distribution and consumption. It is understood and agreed to by the Parties that the computation of EBITDA of NFLIJ shall be based upon all items of revenue and expense arising from activity in the country of Japan.

     "EBITDA"--means, for NFLIJ's operations (whether operated independently as a wholly owned subsidiary or as a division of NFLI), for any period for which the amount thereof is to be determined, net income for such period, plus, to the extent deducted in the determination of net income and without duplication with items included in the adjustments under generally accepted accounting principles to net income, in the determination of net income, (i) provisions for income taxes; (ii) interest expense; and (iii) depreciation and amortization expense.

     "Employment Agreements"--as defined in Section 7.13.

     "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership. The definition of Encumbrance in this Agreement excludes the interests of GECC.

     "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                (e) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                (f) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                (g) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                (h) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "Environmental Law"--any Legal Requirement that requires or relates to:

                (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                (j) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                (k) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                (l) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                (m)   protecting resources, species, or ecological amenities;

                (n) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                (o) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                (p) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Escrowed Funds" --as defined in Section 1.2(c).

     "Everest Disclosure Letter" --the disclosure letter delivered by Everest to ANI concurrently with the execution and delivery of this Agreement.

     "Everest Financial Statements" --as defined in Section 4.6.

     "Everest Material Adverse Effect" means a change or effect that is materially adverse to the business or financial condition of Everest.

     "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

     "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the balance sheet and the other financial statements referred to in Sections 3.4 and 4.6 were prepared.

     "GECC" --General Electric Capital Corporation.

     "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body"--any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b)   federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d)   multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

     "Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Indemnity Escrow Agreement" --as defined in Section 1.2(c).

     "Intellectual Property Assets" --as defined in Section 3.18.

     "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Material Adverse Effect" --a change or effect that is materially adverse to the business or financial condition of the Acquired Companies, taken as a whole.

     "NFLIJ" -- Nutrition for Life International Japan, Inc., a corporation organized under the laws of Japan.

     "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                (q) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                (r) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                (s) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) articles or certificate of organization and the regulations or operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price Escrow Agreement"  -- as defined in Section 1.3.

     "Promissory Note" -- as defined in Section 1.2.

     "Related Person"--with respect to a particular individual:

                (a) each other member of such individual's Family (as defined below);

                (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest(as defined below); and

                (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

                (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                (b) any Person that holds a Material Interest in such specified Person;

                (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                (d) any Person in which such specified Person holds a Material Interest;

                (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                (f)   any Related Person of any individual described in clause
          (b) or (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

     "Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Shares"--as defined in the recitals of this Agreement.

     "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ADVANCED NUTRACEUTICALS, INC.


By: ______________________________
Name:  John R. Brown, Jr.
Title: Vice President - Finance

NUTRITION FOR LIFE INTERNATIONAL, INC.   EVEREST INTERNATIONAL, L.L.C.


By: ______________________________       By: ______________________________
Name:  David P. Bertrand                 Name:  Jerry Kramer
Title: President                         Title: Chairman and Chief Executive
                                                Officer